Exhibit 5.3




                                            July 24, 1997




CalEnergy Capital Trust II
c/o CalEnergy Company, Inc.
302 South 36th Street, Suite 400
Omaha, NE  68131

         Re:      CalEnergy Capital Trust II

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to CalEnergy Capital Trust II, a Delaware statutory business trust (the "Trust"), in connection with certain matters of Delaware law relating to (i) the issuance of the 6-1/4% Trust Convertible Preferred Securities (the "Preferred Securities") to the several initial purchasers named in the Purchase Agreement (the "Initial Purchasers") dated February 20, 1997 (the "Purchasers") dated February 20, 1997 (the "Purchase Agreement") among the Initial Purchasers, the Trust and CalEnergy Company, Inc., a Delaware corporation (the "Company") and (ii) the registration of 3,600,000 Preferred Securities pursuant to Registration Statement No. 333-30537 on Form S-3 as filed by the Trust and the Company with the Securities and Exchange Commission on July 1, 1997 and Pre-Effective Amendment No. 1 thereto as filed on the date hereof (as so amended, the "Registration Statement").

                  The Preferred Securities have been issued pursuant to the Purchase Agreement and the Amended and Restated Declaration of Trust of the Trust dated as of February 26, 1997 (the "Governing Instrument"). Capitalized terms used herein and not otherwise herein defined are used as defined in the Governing Instrument.

                  In rendering this opinion, we have examined and relied upon copies of the following documents in the forms provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on February 13, 1997 (the "Certificate"); a Declaration of Trust dated as of February 13, 1997 (the "Original Governing Instrument"); the Governing Instrument; the form of Indenture dated as of February 26, 1997 between the Company and The Bank of New York, as Trustee; the Purchase Agreement; the Trust's Offering Memorandum dated February 20, 1997 relating to the Preferred Securities (the

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CalEnergy Capital Trust II
July 24, 1997
Page 2

"Memorandum"); the Registration Statement; the Registration Rights Agreement dated February 26, 1997 among the Trust, the Company, Lehman Brothers Inc.
and Donaldson, Lufkin & Jenrette Securities Corporation (the "Registration Rights Agreement"); and a certificate of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as drafts or copies or forms of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity other than the Trust that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization;
(ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents; (iii) that no event has occurred subsequent to the filing of the Certificate that would cause a dissolution or liquidation of the Trust under the Original Governing Instrument or the Governing Instrument, as applicable; (iv) that the activities of the Trust have been and will be conducted in accordance with the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Business Trust Act, 12 Del. C. Sections 3801 et seq. (the "Delaware Act"); (v) that each Holder of Preferred Securities has made payment of the required consideration therefor and received a Preferred Securities Certificate in consideration thereof in accordance with the terms and conditions of the Governing Instrument, the Memorandum and the Purchase Agreement; (vi) that the Preferred Securities have been issued and sold to, and held or transferred by, the Preferred Securities Holders (and any subsequent transferee), and all transfers have been made, in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, the Memorandum, the Purchase Agreement and, as applicable, the Registration Statement; (vii) that none of the Preferred Securities has been called for redemption, redeemed, converted or canceled (except in connection with a permitted transfer) and all of the Preferred Securities remain outstanding; (viii) that the Sponsor has directed the Regular Trustees to take the actions contemplated by Section 3.6(b) of the Governing Instrument; and (ix) that the documents examined by us are in full force and effect, express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. We have not participated in the preparation of the Memorandum, the Registration Statement or any other offering materials relating to the Securities and we assume no responsibility for their contents. As to any fact material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced


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CalEnergy Capital Trust II
July 24, 1997
Page 2

documents and on the accuracy, as of the date hereof, of the matters therein contained.

                  Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Preferred Securities constitute validly issued and, subject to the qualifications set forth below, fully paid and nonassessable beneficial interests in the assets of the Trust. We note that pursuant to Section 11.04 of the Governing Instrument, the Trust may withhold amounts otherwise distributable to a Holder and pay over such amounts to the applicable jurisdictions in accordance with federal, state and local law and any amount withheld will be deemed to have been distributed to such Holder and that, pursuant to the Governing Instrument, Preferred Security Holders may be obligated to make payments or provide indemnity or security under the circumstances set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "LEGAL MATTERS" in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on our review of the above-referenced documents and the application of Delaware law as the same exist as of the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied on by any other person or entity or for any other purpose without our prior written consent.

                                      Very truly yours,



                                      /s/ MORRIS, NICHOLS, ARSHT & TUNNELL